Exhibit 10.1

AGREEMENT OF SUBLEASE

AGREEMENT OF SUBLEASE, (hereinafter sometimes referred to as “Agreement" or "Sublease") made as of the _____ day of October, 2016, by and between AMERICAN BUILDING MAINTENANCE INC. (f/k/a American Building Maintenance Co.), a California corporation, having an office at 551 Fifth Avenue, Suite 220, New York, New York 10176 (“Sublandlord”), and VALUE LINE, INC., a New York corporation, having an office at 485 Lexington Avenue, 9th Floor, New York, New York 10017, which address will be changed to 551 Fifth Avenue, Suite 300, New York, New York 10176, after Commencement Date (“Subtenant”).

W I T N E S S E T H :

WHEREAS, by Agreement of Lease, dated January 27, 1998, by and between Metropolitan Life Insurance Company, as landlord ("Original Landlord") and Sublandlord, as tenant, as amended by Amendment to Lease dated as of November, 2012, between Jeffrey Management Corp., as Manager for French Partners, LLC, New York French Soundview LLC and New York 551 Fifth Avenue Co-Investors LLC, as tenants-in-common-and successors in interest to Original Landlord ("Landlord"), as landlord, and Sublandlord, as tenant (as so amended, the “Lease”), Landlord leased to Sublandlord a portion of the second and third floors, as more particularly set forth in the Lease, comprising the entire third (3rd) floor (the “Third Floor Premises”) and a portion of the second floor, known as Suite 220 (the “Second Floor Premises” and, collectively with the Third Floor Premises, the “Premises”) in the building known by the street address 551 Fifth Avenue, New York, NY 10176 (the “Building”), which Premises are more particularly described in the Lease, a redacted copy of which Lease is attached hereto as Exhibit A and made a part hereof. The Premises is depicted on Exhibit B attached hereto and made a part hereof; and

WHEREAS, Subtenant desires to sublease from Sublandlord and Sublandlord is willing to sublease to Subtenant all of the Premises (the “Subleased Premises”).

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) in hand paid by Subtenant to Sublandlord, the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Lease):

1.     Subleasing of Subleased Premises; Condition of Subleased Premises.

(a)     Subject to Section 21 hereof, Sublandlord hereby subleases to Subtenant and Subtenant hereby hires from Sublandlord, the Subleased Premises, upon and subject to all of the terms, covenants, rentals and conditions hereinafter set forth.

(b)     Subject to subsections (c) and (d) immediately following, Subtenant shall accept the Subleased Premises in the condition and state of repair on the date hereof, “as is”, subject to ordinary wear and tear between the date hereof and the Commencement Date (as hereinafter defined), and Subtenant expressly acknowledges and agrees that Sublandlord has made no representations or warranties with respect to the Subleased Premises or the Building and is not obligated to make repairs of or to perform any work at, the Subleased Premises.

(c)     INTENTIONALLY DELETED.

(d)     On the Commencement Date, the Sublandlord shall deliver the Subleased Premises to the Subtenant in boom clean condition, except for the personal property set forth on Exhibit D annexed hereto, which may remain in the Subleased Premises pursuant to Paragraph 24 below, and with the plumbing, electrical, HVAC systems and fixtures and appurtenances therein in as-is condition. Sublandlord warrants that, to the best of its knowledge, same are in good order and condition.

2.     Term. The term of this Sublease shall commence on the later to occur of (a) the date which is one (1) business day following the date on which Landlord's written consent to this Sublease as required under Section 21 of this Agreement is delivered to the Subtenant, or (b) the date on which the Subleased Premises are delivered to Subtenant in the condition required under this Sublease (the “Commencement Date”) and shall expire at 11:59 P.M. on November 29, 2027 (the “Expiration Date”), unless sooner terminated or extended as hereinafter provided (the “Term”). Promptly after the Commencement Date, upon the request of Sublandlord, Sublandlord and Subtenant shall execute a letter agreement setting forth the Commencement Date and the Expiration Date, the form of which is attached hereto as Exhibit C. Failure of the parties to execute such agreement shall not defer the Commencement Date or otherwise invalidate this Sublease.

3.     Fixed Rent.

(a)     During the Term, Subtenant shall pay to Sublandlord a fixed rent (the “Fixed Rent”) as set forth on Schedule 1 annexed hereto and made a part hereof. Notwithstanding the foregoing, provided that Subtenant is not in monetary default hereunder, or otherwise in default of a material covenant herein, Subtenant shall not be required to pay Fixed Rent for the period from the Commencement Date through the date which is one day prior to the sixth (6th) month anniversary of the Commencement Date.

(b)     The Fixed Rent shall be due and payable on the first (1st) day of each calendar month at the office of Sublandlord, or at such other place or places as Sublandlord may designate, at any time and from time to time, without any set-off or deduction of any kind whatsoever unless expressly permitted in this Agreement. Subtenant shall pay to Sublandlord the first monthly installment of Fixed Rent due under this Sublease, upon the execution of this Sublease.

(c)     If Subtenant shall fail to pay any installment or other payment of any Rent (as defined in Section 4(c) hereof) or other sums payable hereunder when due, interest shall accrue (and shall be paid to Sublandlord immediately upon demand) on such installment or payment as a late charge, from the date such installment or payment became due until the date paid, at the rate of interest set forth in Section 46A of the Lease.

(d)     All amounts due under this Sublease are to be paid to Sublandlord (or its designees) in lawful money of the United States by federal funds wire transfer or by good and sufficient check, subject to collection, drawn on a bank which is a member of the Federal Reserve System or a successor thereto.

4.     Additional Rent.

(a)     Subtenant shall pay to Landlord as and for Additional Rent (“Additional Rent”) Subtenant’s Proportionate Share (as hereinafter defined) of the increases in real estate taxes (as such term is defined in the Lease) over the real estate tax base year of July 1, 2016 through June 30, 2017 (the “Sublease Base Year”), such payment being referred to as the “Subtenant’s Tax Payment”, which shall be paid within ten (10) days of being invoiced thereof.  Within ten (10) business days of Sublandlord’s receipt of Landlord’s Statement under Section 35(a) of the Lease (as amended), Sublaandlord will provide to Tenant:  (i) a copy of such Statement; and (ii) an Additional Statement prepared by Sublandlord setting forth the calculation of Subtenant’s Tax Payment (“Subtenant’s Tax Statement”).  “Subtenant’s Proportionate Share” shall at all times equal Landlord’s proportionate share, as tenant under the Lease, which, for information purposes only, is 5.48%.  Notwithstanding the obligation of Subtenant to pay to Sublandlord the Subtenant’s Tax Payment hereunder, Sublandlord shall be responsible to timely pay to Landlord the amounts due Landlord under Section 35(a) of the Lease.

(b)     Subject to Section 16 hereof, Subtenant’s Tax Payment pursuant to this Section 4 shall be due and payable in installments in the same manner that the payments for Real Estate Taxes are due and payable by Sublandlord to Landlord pursuant to Article 35A of the Lease.

(c)     All amounts payable by Subtenant to Sublandlord pursuant to this Sublease, including, without limitation, Fixed Rent, Subtenant’s Tax Payment, any other sums whatsoever characterized as additional rent under the Lease and payable to Landlord as a result of Subtenant’s use and occupancy of the Sublease Premises, such as, by way of example, and not limitation, any charges for overtime services provided to Subtenant, and the Electric Payment (as defined in Section 25 hereof) (collectively, “Rent”), shall be deemed to be and shall constitute rent for all purposes hereunder and, in the event of any non-payment thereof, Sublandlord shall have all of the rights and remedies provided herein (including, without limitation, those rights and remedies set forth in Section 11 hereof), at law or in equity for non-payment of rent. Subject to any applicable statutory period of limitation, Subtenant’s liability for Rent due hereunder shall survive the Expiration Date or earlier termination of this Sublease.

(d)     Sublandlord's failure during the Term to timely prepare and deliver any statements or bills required to be delivered hereunder shall not in any way be deemed to be a waiver of, or cause Sublandlord to forfeit or surrender its right to collect any Rent which may have become due pursuant to this Section 4 during the Term and. Subtenant's liability for Rent due hereunder accruing during the Term shall survive the expiration or sooner termination of this Sublease. Notwithstanding the foregoing, with the exception of Fixed Rent, Subtenant’s obligation to pay any other Rent shall not be due until notice of such Rent is duly invoiced and delivered to Subtenant in accordance with this Agreement.

(e)     Subtenant shall notify Sublandlord within thirty (30) days of its receipt of the Sublandlord’s Tax Statement that it disputes the calculation of the Subtenant’s Tax Payment set forth in the Sublandlord’s Tax Statement, but pending the resolution of any such dispute, Subtenant shall be required to timely pay amounts billed by Sublandlord to Subtenant. If such dispute is ultimately determined in Subtenant’s favor, Sublandlord shall pay to Subtenant within thirty (30) days of such determination any amount so overpaid by Subtenant. If Subtenant does not dispute the calculation of Subtenant’s Tax Payment within such thirty (30) day period, same shall be conclusive and binding on Subtenant.

5.     Alterations; Work Allowance.

(a)     Subtenant may make no changes, alterations, installations, additions, improvements or decorations in, to or about the Subleased Premises without Landlord's and Sublandlord’s prior written consent. Notwithstanding the foregoing sentence, and unless prohibited by the terms of the Lease, no consent shall be required for any changes of a merely cosmetic nature, such as painting, carpeting and hanging pictures on the wall in such a manner that does not cause damage to the wall, and and Sublandlord agrees that in connection with any other alterations, Sublandlord’s consent shall not be unreasonably withheld, and, provided that Landlord consents thereto when Landlord’s consent is required under the terms of the Lease, Sublandlord’s consent shall be granted. In the event that each of Landlord and Sublandlord shall consent to the performance by Subtenant of any such change, alteration, installation, addition, improvement or decoration Subtenant shall perform same in accordance with the applicable provisions of the Lease. Subtenant shall restore the Subleased Premises to the extent required pursuant to the Lease unless specifically otherwise agreed to in writing by Landlord and Sublandlord, provided, however, that notwithstanding anything herein or in the Lease to the contrary, Subtenant shall have no obligation to remove and restore any leasehold improvements existing in the Subleased Premises on the Commencement Date. Any changes, alterations or improvements performed by the Subtenant in order to prepare the Subleased Premises for its initial occupancy are referred to herein as “Subtenant’s Work” and the plans for any such Subtenant’s Work, which are approved by Landlord and Sublandlord in accordance with the terms hereof and the Lease are referred to herein as the “Approved Plans”. Sublandlord agrees that if pursuant to the Approved Plans, Subtenant removes any walls, Subtenant shall not be required to restore such removed walls at the expiration or earlier termination of the Term.

(b)     Sublandlord shall provide Subtenant an allowance in the aggregate amount of $417,060.00 (the “Work Allowance”), which Work Allowance shall be applied solely against the hard and soft costs and expenses attributable to Subtenant’s Work (including, but not limited to, the sums due to the contractors, vendors, materialmen and suppliers performing or related to Subtenant’s Work). In the event that the cost and expense of Subtenant’s Work shall exceed the amount of the Work Allowance, Subtenant shall be entirely responsible for such excess. Provided that Subtenant is not then in default of its obligation to pay Rent hereunder, or otherwise in default of any of the material terms, provisions or conditions of this Sublease on Subtenant’s part to be performed following the expiration of any notice or cure period, the Work Allowance shall be payable to Subtenant within thirty (30) days of a Subtenant Requisition (as hereinafter defined) in installments as Subtenant’s Work progresses, but in no event more frequently than monthly. Prior to the payment of any such installment of the Work Allowance, Subtenant shall deliver to Sublandlord a written request for disbursement (each herein called a “Subtenant Requisition”), which shall be accompanied by: (1) paid invoices for the portion of Subtenant’s Work referenced in such Subtenant Requisition, (2) a certificate signed by Subtenant’s architect certifying that the portion of Subtenant’s Work referenced in said Subtenant Requisition and represented by the aforesaid invoices has been substantially completed in accordance with the Approved Plan, and (3) partial lien waivers (in recordable form and form reasonably satisfactory to Sublandlord) from contractors, subcontractors and all materialmen who shall have performed any such work releasing Sublandlord and Subtenant from liability for the same. Sublandlord shall be permitted to retain from each disbursement of the Work Allowance an amount equal to ten (10%) percent of the amount requested to be disbursed by Subtenant. The aggregate amount of the retainages shall be paid by Sublandlord to Subtenant upon completion of Subtenant’s Work and upon Sublandlord’s receipt from Subtenant of (i) a certificate signed by Subtenant’s architect certifying that Subtenant’s Work has been substantially completed in accordance with the Approved Plan, (ii) any documents requested by Landlord, if any, in connection with Subtenant’s Work, (iii) all required Building Department sign-offs and approvals, if any, and (iv) final release and lien waivers (in recordable form and form reasonably satisfactory to Sublandlord) from Subtenant’s general contractor and from all contractors, subcontractors and materialmen performing Subtenant’s Work (collectively, “Providers”); provided, however, that if Subtenant is in dispute with any Provider and such Provider refuses to deliver a final release and lien waiver, then, Subtenant shall send written notice to Sublandlord advising Sublandlord of the nature of the dispute, and provided that Subtenant delivers evidence reasonably satisfactory to Sublandlord, and Landlord, if required under the Lease, that Subtenant has discharged such lien by payment, bonding or otherwise as provided by applicable law, Subtenant shall be deemed to be in compliance with (iv) above.   If, after the final disbursement has been made there remains any unused portion of the Work Allowance, then, provided Subtenant is not in monetary or material default hereunder, Subtenant may apply such unused portion to the next installment or installments of Fixed Rent due hereunder. Subtenant agrees, at any time and from time to time, upon not less than five (5) days’ prior notice from Sublandlord, to execute and deliver to Sublandlord a written certification that Sublandlord has satisfied its obligations with respect to the Work Allowance pursuant to and in accordance with this Sublease (or specifying in what respect, if any, Sublandlord has not satisfied its obligations with respect to the Work Allowance), it being intended that any such statement delivered pursuant hereto shall be deemed a representation and warranty to be relied upon by Sublandlord and by others with whom Sublandlord may be dealing, regardless of independent investigation.

6.    Care, Surrender and Restoration of the Premises. Upon the Expiration Date or earlier termination of the Term, Subtenant shall quit and surrender the Subleased Premises to Sublandlord, broom clean, in good order and condition, ordinary wear and tear excepted and Subtenant shall remove all of its property therefrom. If the Expiration Date, or earlier termination of the Term, falls on a Sunday, this Sublease shall expire at noon on the immediately preceding Saturday unless such Saturday is a legal holiday, in which case the Term shall expire at noon on the first business day immediately preceding such Saturday. Subtenant shall observe and perform each of the covenants contained in this Sublease and Subtenant’s obligations hereunder shall survive the Expiration Date or earlier termination of this Sublease.

7.    Use. Subtenant shall use and occupy the Subleased Premises as executive and general offices for Subtenant’s business and for no other purpose.

8.     Subordination to and Incorporation of Terms of the Lease.

(a)     This Sublease is in all respects subject and subordinate to all of the terms, provisions, covenants, stipulations, conditions and agreements of the Lease, and, except as otherwise expressly provided in this Sublease, all of the terms, provisions, covenants, stipulations, conditions, rights, obligations, remedies and agreements of the Lease are incorporated in this Sublease by reference and made a part hereof as if herein set forth at length, and shall, as between Sublandlord and Subtenant (as if they were the Landlord and Tenant, respectively, under the Lease, as if the word “Lease” were “Sublease”), constitute the terms of this Sublease, except for the following provisions which shall not be incorporated in this Sublease:

Preamble and Witnesseth clauses, , Rider 35A (but only the references to Tenant’s Proportionate Share and the Base Tax Year), Paragraph 38A, Paragraph 38B, Paragraph 39, Paragraph 41B, Paragraph 44B, Paragraph 48A (but only the references to deleted Article 47, it being the intention that the rest of Paragraph 48A is incorporated herein, and applicable to the Subtenant Work and any other changes, improvements or alterations proposed by Subtenant during the Term), Article 49, Article 50, Article 53, Article 55, Article 58, Exhibit A, Exhibit “SWS”, Amendment of Lease: Preamble and Witnesseth Clauses, Article II, Article III, Article IVA (but only the references to the installation of meters), Article VII B, C, D, E, F, Article VIII, Article IX, Article X, Article XI, Article XII, Article XIV, Article XVI, Article XVIII, all Exhibits. The following provisions are incorporated herein by reference and made a part hereof as if herein set forth at length, but references to Owner or Landlord in the Lease shall continue to refer to Landlord: Article 29 (Services), Paragraph 38A (except that the last sentence of Paragraph 38A is not incorporated herein), Article 51. The following provisions are incorporated herein by reference and made a part hereof as if herein set forth at length, but references to Owner or Landlord in the Lease shall refer to both Landlord and Sublandlord: Paragraph 13 (Access to Premises), Article 40, Article 42, Article 48 (except to the extent not incorporated as hereinabove provided).

In addition, any such other terms of the Lease as do not relate to the Subleased Premises or are inapplicable, inconsistent with, or specifically modified by, the terms of this Sublease are not incorporated herein. In furtherance of the foregoing, Subtenant shall not take any action or do or permit to be done anything which (i) is or may be prohibited to Sublandlord, as tenant under the Lease, (ii) might result in a violation of or default under any of the terms, covenants, conditions or provisions of the Lease or any other instrument to which this Sublease is subordinate, or (iii) would result in any additional cost or other liability to Sublandlord. This clause shall be self-operative and no further instrument of subordination shall be required, but Subtenant shall execute promptly any certificate confirming such subordination that Sublandlord may request. In the event of any inconsistency between this Sublease and the Lease, such inconsistency shall be resolved in favor of that obligation which is more onerous to Subtenant or that restriction which is more restrictive of Subtenant, as the case may be.

(b)     In the event that the Lease is cancelled or terminated for any reason whatsoever, or in the event of a surrender of the Lease whether voluntary, involuntary or by operation of law, prior the expiration date of this Sublease, Subtenant shall, at the option of Landlord, attorn to and recognize Landlord, as Sublandlord hereunder, and shall, promptly upon Landlord’s request, execute and deliver all instruments necessary or appropriate to confirm such attornment, in accordance with Article 52A(iii) of the Lease. Subtenant hereby waives all rights under any present or future law to elect, by reason of the termination of the Lease, to terminate this Sublease or surrender possession of the Subleased Premises.

9.     Subtenant’s Obligations.

(a)     Except as specifically set forth herein to the contrary, all acts to be performed by, and all of the terms, provisions, covenants, stipulations, conditions, obligations and agreements to be observed by, Sublandlord, as tenant under the Lease, shall, to the extent that the same relate to the Subleased Premises, be performed and observed by Subtenant, and Subtenant’s obligations in respect thereof shall run to Sublandlord or Landlord, as may be reasonably determined to be appropriate taking into consideration that this is a sublease of the entire premises leased by Sublandlord under the Lease, or as may be required by the respective interests of Sublandlord and Landlord.

(b)     Without limiting the obligations of Subtenant to maintain and repair the Subleased Premises in accordance with the terms of this Sublease (and the incorporation provisions hereof), Subtenant agrees, at its sole cost and expense, to maintain in good order and repair the supplemental HVAC unit servicing the IT room in the Subleased Premises.

10.    Sublandlord’s Obligations; Quiet Enjoyment.

(a)     Notwithstanding anything contained in this Sublease to the contrary, Sublandlord shall have no responsibility to Subtenant for, and shall not be required to provide, any of the services or make any of the repairs or restorations which Landlord has agreed to make or provide, or cause to be made or provided, under the Lease and Subtenant shall rely upon, and look solely to, Landlord for the provision of such services and the performance of such repairs and restorations. Subtenant shall not make any claim against Sublandlord for any damage which may result from, nor shall Subtenant’s obligations hereunder, including, without limitation, Subtenant’s obligation to pay all Fixed Rent and Additional Rent when due, be impaired by reason of, (a) the failure of Landlord to keep, observe or perform any of its obligations under the Lease, or (b) the acts or omissions of Landlord or any of its agents, contractors, servants, employees, invitees or licensees; provided however, if such Landlord failure gives rise to the right to an abatement of rent under the Lease, then Subtenant shall be entitled to a corresponding abatement hereunder. Notwithstanding any provision herein which may be construed to the contrary, the Landlord’s prevailing rates for overtime services shall apply to Subtenant.

(b)     Provided that Subtenant is not in default hereunder beyond the expiration of any applicable notice and grace period, Sublandlord shall (i) not modify the terms of the Lease in a manner which would have an adverse effect on Subtenant's rights or obligations under this Sublease, and (ii) not cancel or surrender the Lease insofar as it relates to the Subleased Premises unless (A) such cancellation or surrender is made pursuant to a right expressly set forth in the Lease or (B) Landlord in connection with any such cancellation or surrender agrees to enter into a direct lease with Subtenant on the same terms and conditions as those of this Sublease. Sublandlord agrees that prior to exercising such termination right under clause (A) it shall deliver notice thereof to Subtenant.

(c)     Sublandlord covenants that, subject to (i) the Lease and Landlord's performance thereunder, and (ii) all matters to which the Lease may be subject from time to time, Subtenant, on paying all amounts due hereunder and performing all its other obligations under this Sublease, shall and may quietly have, hold and enjoy the Subleased Premises for the Term aforesaid in accordance with the terms hereof.

(d)     Sublandlord shall use all reasonable efforts and due diligence to keep the Lease in full force and effect, without fault thereunder (including without limitation, payment of all rent, tax payment and/or other sums payable thereunder as and when due). Supplementing the foregoing, at Subtenant's written request, Sublandlord shall take reasonable steps to assist Subtenant at Subtenant’s sole cost and expense, and without liability or expense by Sublandlord, to exercise the rights and remedies Sublandlord has under the Lease, with respect to the Sublease Premises. In no event however shall Sublandlord be required to commence any litigation proceeding against Landlord or any agent, employee or affiliate thereof, unless (x) such proceeding relates solely to the Subleased Premises and (y) Subtenant demonstrates, to the reasonable satisfaction of Sublandlord that such proceeding could not be maintained for lack of privity except under Sublandlord’s name, in which event, Subtenant shall bear all expenses (including, without limitation, all counsel fees of Sublandlord) of such proceeding.

11.    Covenants with respect to the Lease. In the event that Subtenant shall be in default of any term, provision, covenant, stipulation, condition, obligation or agreement of, or shall fail to honor any obligation under, this Sublease, Sublandlord, on giving the notice required by the Lease (as modified pursuant to Section 15 hereof) and subject to the right, if any, of Subtenant to cure any such default within any applicable grace period provided in the Lease (as modified pursuant to Section 15 hereof), shall have available to it all of the remedies available to Landlord under the Lease in the event of a like default or failure on the part of Sublandlord, as tenant thereunder. Such remedies shall be in addition to all other remedies available to Sublandlord at law or in equity.

12.    Broker. Subtenant and Sublandlord each represent and warrant to the other that CBRE acted as Subtenant's broker and JLL acted as Sublandlord's broker (CBRE and JLL are collectively referred to as "Broker") in regard to this Sublease and there is no other broker, finder, consultant or person entitled to a commission in connection with this Sublease. Sublandlord agrees to pay the commissions due CBRE and JLL and shall indemnify, defend and hold Subtenant harmless from and against any liability, loss, obligation, damage, class, cost and expenses (including without limitation attorney fees and other charges) arising out of the commission due and payable to CBRE and JLL and Subtenant and Sublandlord do hereby agree to indemnify and hold the other harmless from and against any and all liabilities, losses, obligations, damages, claims, costs and expenses (including, without limitation, attorneys’ fees and other charges) arising out of any claim, demand or proceeding for a real estate brokerage commission, finder’s fee or other compensation made by any person or entity other than Broker in connection with this Sublease claiming to have dealt with Subtenant or the Sublandlord, as the case may be. The provisions of this Section shall survive the Expiration Date or earlier termination of this Sublease.

13.    Indemnification.

(a)     Indemnification of Sublandlord. Subtenant agrees to indemnify, defend and hold Sublandlord harmless from and against, any and all liabilities, losses, obligations, damages, penalties, claims, costs and expenses (including, without limitation, reasonable attorneys’ fees and other charges) which are actually paid, suffered or incurred by Sublandlord as a result of (a) any personal injuries or property damage occurring in, on or about the Subleased Premises during the Term, (b) any work or thing done, or any condition created, by Subtenant in, on or about the Subleased Premises or the Building during the Term, (c) any act or omission of Subtenant or Subtenant’s agents, contractors, servants, employees, ~~invitees~~ or licensees during the Term of this Sublease, or (d) the nonperformance or nonobservance of any such terms, provisions, covenants, stipulations, conditions, obligations or agreements to be observed by Subtenant. Notwithstanding anything to the contrary in this Section 13(a), Sublandlord and its directors, officers, agents, employees and representatives shall not be indemnified or held harmless against claims to the extent such claims are the result of (x) the negligence or willful misconduct of Sublandlord or its their respective agents, contractors, employees or subtenants or licensees, or (y) from a breach of this Sublease by Sublandlord which is not caused by a breach of this Sublease by Subtenant. The indemnification contained in this paragraph shall survive the expiration or earlier termination of this Sublease.

(b)     Indemnification of Subtenant. Sublandlord agrees to indemnify, defend and hold Subtenant harmless from and against, any and all liabilities, losses, obligations, damages, penalties, claims, costs and expenses (including, without limitation, reasonable attorneys’ fees and other charges) which are paid, suffered or incurred by Subtenant to the extent resulting from any breach by Sublandlord of any of the terms, covenants and conditions of the Lease or this Sublease, except to the extent such breach or violation is caused by any act or omission of Subtenant. Notwithstanding anything to the contrary in this Section 13(b), Subtenant and its directors, officers, agents, employees and representatives shall not be indemnified or held harmless against claims to the extent such claims are the result of the negligence or willful misconduct of Subtenant or its their respective agents, contractors, employees or subtenants or a breach by Subtenant hereunder. The indemnification contained in this paragraph shall survive the expiration or earlier termination of this Sublease.

14.    Termination of the Lease. If the term of the Lease is terminated prior to the Expiration Date, then, subject to Section 8(b) hereof, this Sublease shall immediately terminate (and in which event Subtenant shall comply with Section 6 hereof) and Sublandlord shall not be liable to Subtenant by reason thereof.

15.    Approvals or Consents. In all provisions of the Lease requiring the approval or consent of Landlord, Subtenant shall be required to obtain the express written approval or consent of Sublandlord, which consent shall be subject to the approval or consent of Landlord, pursuant to the Lease. If Sublandlord shall give its consent to any request made by Subtenant then Sublandlord hereby agrees to furnish to Landlord copies of each such request for consent or approval received from Subtenant within five (5) business days of its receipt of Subtenant's request. If Landlord shall refuse to give its consent or approval to any request made by Subtenant then Sublandlord’s refusal to give its consent or approval to such request shall be deemed to be reasonable. In the event that Subtenant requests an approval which requires approval by Landlord, Sublandlord agrees that if the matter for which Subtenant is seeking Landlord’s consent or approval is of an emergency nature posing an imminent threat to the persons or property of Subtenant, then Subtenant may simultaneously request approval from Sublandlord and Landlord. In all other instances, if Sublandlord fails to forward such request to the Landlord within five (5) business days of its receipt of Subtenant's request, Subtenant may send a notice to Sublandlord, advising Sublandlord that if it fails to submit the request within three (3) business days of such notice, Subtenant shall have the right to forward such request directly to Landlord, in which event, if Sublandlord fails to timely forward such request, Subtenant shall have the right to forward such request directly to Landlord.

16.    Time Limits; Notices as to the Subleased Premises.

(a)     The parties agree that unless otherwise expressly modified herein, the time limits set forth in the Lease for the giving of notices, making demands, payment of any sum, the performance of any act, condition or covenant, or the exercise of any right, remedy or option, are modified for the purpose of this Sublease by shortening or lengthening the same in each instance by three (3) business days so that notices may be given, demands made, any act, condition or covenant performed and any right or remedy hereunder exercised, by Sublandlord or Subtenant, as the case may be, within the time limits relating thereto contained in the Lease. Sublandlord and Subtenant shall, promptly, after receipt thereof, furnish to each other a copy of each notice, demand or other communication received from Landlord with respect to the Subleased Premises.

(b)     Notwithstanding the foregoing, if the time limits set forth in the Lease for the giving of notices, making demands, payment of any sum, the performance of any act, condition or covenant, or the exercise of any right, remedy or option is five (5) days or less, then the parties agree that, unless otherwise expressly modified herein, the time limit applicable for the purpose of this Sublease will be shortened by two (2) business day, instead of three (3) business days.

17.    Assignment and Subletting. Notwithstanding anything to the contrary contained herein or in the Lease, Subtenant, for itself, its successors and assigns, expressly covenants that it shall not assign (whether by operation of law or otherwise), pledge or otherwise encumber this Sublease, or sublet all or any portion of the Subleased Premises, without obtaining, in each instance, the prior written consent of Landlord and the prior written consent of Sublandlord, which consent Sublandlord agrees shall not be unreasonably withheld if Landlord provides its consent thereto. Except as modified in this Article 17, the provisions of Article 52A are incorporated herein, with the word “Landlord” as used therein, being deemed to mean both Landlord and Sublandlord. Notwithstanding the foregoing, the provisions of Article 52A(xi) are deleted from the incorporation provision. In the event that Sublandlord consents to any further subleasing hereunder, Subtenant shall, in consideration therefor, pay to Sublandlord, as additional rent, fifty percent (50%) of the “Net Profits” (as hereinafter defined), which shall be paid to Sublandlord as and when payable by the sub-subtenant to Subtenant. As used herein, “Net Profits” shall mean the difference between (x) and (y), with (x) being any and all rents, additional charges or other consideration payable under such sublease to Subtenant by the sub-subtenant which is in excess of the rent and additional rent accruing under this Sublease during the Term (including, but not limited to, sums paid for the sale or rental of Subtenant’s fixtures, leasehold improvements, equipment, furniture or other personal property), and (y) being the sum of (i) Subtenant’s Costs (as hereinafter defined), which shall be amortized over the term of the sub-sublease, and (ii) any amounts that Sublandlord would be required to pay to Landlord pursuant to Paragraph 52(xi) of the Lease. As used herein, “Subtenant’s Costs” shall mean the commercially reasonable expenses incurred by Subtenant in effectuating such sub-sublease, including, commercially reasonable construction allowance, brokerage commissions and legal fees. Sublandlord reserves the right to transfer and assign its interest in and to this Sublease to any entity or person who shall succeed to Sublandlord’s interest in and to the Lease.

18.    End of Term; Holding Over.

(a)     Subtenant acknowledges that possession of the Subleased Premises must be surrendered to Sublandlord on the Expiration Date or earlier termination of this Sublease, in the same condition as set forth in Section 6 hereof, subject to normal wear and tear. Subtenant agrees to indemnify Sublandlord against and hold Sublandlord harmless from, any and all liabilities, losses, obligations, damages, penalties, claims, costs and expenses (including, without limitation, attorneys’ fees and other charges) which are paid, suffered or incurred by Sublandlord as a result of the failure of, or the delay by, Subtenant in so surrendering the Subleased Premises, including, without limitation, any claims made by Landlord or any succeeding tenant founded on such failure or delay.

(b)     In addition to all other rights and remedies Sublandlord has under this Sublease, at law or in equity, if Subtenant shall fail to surrender vacant possession of the Subleased Premises on or prior to the expiration or earlier termination of the Term of this Sublease in accordance with the provisions hereof, (i) Subtenant shall pay to Sublandlord (a) for each month or partial month during which Subtenant holds over in the Subleased Premises after the expiration (or after the earlier termination due to Subtenant's default hereunder) of the Term of this Sublease, as and for liquidated damages a sum equal to two hundred percent (200%) of the monthly rent that would be charged if the term of this Sublease had remained in effect, plus (b) for each month or partial month during which Subtenant holds over in the Subleased Premises after the expiration (or after the earlier termination for any cause) of the Term of this Sublease, a sum equal to 100% of all damages, costs, expenses or other sums of any kind Sublandlord is obligated to pay to Landlord or other party as a result of such holdover (such sums to be paid as and when due and payable by Sublandlord) and (ii) Subtenant shall indemnify and hold harmless Sublandlord for any and all loss, cost, damage, liability or expense (including, without limitation, losses caused by Sublandlord's inability to occupy the Subleased Premises following termination, reasonable attorneys' fees, court costs and disbursements incurred by Sublandlord arising from or by reason of Subtenant's failure to surrender vacant possession of the Subleased Premises upon the expiration or earlier termination of this Sublease.

19.     Destruction, Fire and other Casualty. If the whole or any part of the Subleased Premises shall be damaged by fire or other casualty, the provisions of Article 9 of the Lease shall be applicable, pursuant to the incorporation provisions set forth in Article 8 above, i.e., all repair obligations of Landlord or “Owner” therein shall remain with Landlord and all restoration obligations of “Tenant” thereunder shall become the obligations of “Subtenant”; provided, however, that notwithstanding any provision herein or in the Lease which may be construed to the contrary, Subtenant shall not be obligated to restore any leasehold improvements in the Subleased Premises as of the Commencement Date. If the Lease is terminated as provided in said Article 9, this Sublease shall automatically be terminated. If Sublandlord’s obligation to pay rent and additional rent are abated under the terms of Article 9, Subtenant shall be entitled to a corresponding abatement of Rent hereunder, as applicable to the Subleased Premises hereunder, which shall abate only proportionate to the extent that the Rent for the Subleased Premises shall abate under the terms of the Lease.

20.     Notices. Any notice, request or demand (each, a “Notice”) permitted or required to be given by the terms and provisions of this Sublease, or by any law or governmental regulation, shall be in writing. All Notices shall be sent to the Sublandlord or Subtenant by (i) hand delivery with acknowledgment receipt returned, (ii) reputable overnight delivery service (prepaid by sender), with acknowledgment receipt returned, (iii) registered or certified mail, return receipt requested (postage-prepaid) or (iv) by e mail followed by delivery of such notice to all of the persons set forth below pursuant to either (i), (ii) or (iii) above, and Sublandlord agrees to use commercially reasonable efforts to send email notices to Subtenant pursuant to this subparagraph (iv).:

(a) if to Sublandlord:

American Building Maintenance, Inc.
One Liberty Plaza, 7th floor
New York, NY 10006
Attention: Nancy Ferris
E mail: Nancy.Ferris@abm.com

with a simultaneous copy sent to:

Bortstein Legal Group
1500 Broadway
New York, NY 10036
Attention: Meredith L. Clair, Esq.
E mail: mclair@blegalgroup.com

(b) if to Subtenant:

Value Line, Inc.
485 Lexington Avenue, 9th Floor
New York, NY 10017
Attention: Howard Brecher, President
E mail: howard.brecher@gmail.com
sanastasio@valueline.com
lkempe@valueline.com
davidetkind@yahoo.com

with a simultaneous copy sent to:

(with respect to Notices relating to defaults only):
Mandelbaum Salsburg P.C.
3 Becker Farm Road - Suite 105
Roseland, N.J. 07068
Attention: Owen T. Hughes, Esq.
E mail: ohughes@lawfirm.ms.

Either party hereto may designate a different address or facsimile number for Notices to such party by serving notice of such change in accordance with this Section 20. All notices may be given by counsel for the parties with the same force and effect as if given by the parties. Notices shall be deemed delivered when received (or, if receipt is refused, when refused).

21.    Sublease Conditional Upon Landlord’s Consent. Sublandlord and Subtenant each acknowledge and agree that this Sublease is subject to the unconditional consent of Landlord, as required by Article 52 of the Lease. Within five (5) business days after the execution and delivery of this Sublease, Sublandlord shall request and diligently pursue the aforesaid Landlord’s Consent. Sublandlord shall promptly provide a copy of its written request to Landlord to Subtenant and Sublandlord shall deliver Landlord's written consent of this Sublease to the Subtenant within three (3) business days of its receipt of same. Notwithstanding anything set forth in this Sublease to the contrary, Sublandlord shall not be obligated to expend any sums or bring any lawsuits or other legal proceedings, in order to obtain such consent. If the consent of the Landlord is not obtained within sixty (60) days from the date hereof, or if Landlord expressly refuses to grant its consent, then either Sublandlord or Subtenant shall have the right at any time thereafter (but prior to receipt of the consent of Landlord if Landlord has not theretofore expressly refused to grant its consent) to terminate this Sublease by giving written notice of termination to the other. Upon such termination, this Sublease shall be of no further force or effect except that Sublandlord shall refund to Tenant the Security Deposit held by it and any other sums paid by Subtenant to Sublandlord pursuant to Paragraph 3(b).

22.    Security Deposit.

(a)     Subtenant shall have deposited with Sublandlord simultaneously with the execution of this Sublease, the sum of Four Hundred Sixty Nine Thousand One Hundred Ninety-Six and 88/100 DOLLARS ($469,196.88) (the “Security Deposit”), by Letter of Credit (as hereinafter defined) in the form as Sublandlord shall approve in its sole and absolute discretion, as security for the faithful performance, observance and compliance with all of the terms, covenants and conditions of this Sublease on Subtenant's part to perform, observe or comply with. Subtenant agrees that, in the event that Subtenant defaults under any of the terms, covenants or conditions in this Sublease on Subtenant's part to observe, perform or comply with (including, without limitation, the payment of any installment of Fixed Rent or any amount of Additional Rent), which default continues after any notice and applicable grace periods required under this Sublease and the expiration of any applicable cure period, Sublandlord may notify the Issuing Bank (as hereinafter defined) and thereupon receive all of the monies represented by the said Letter of Credit and use, apply, or retain the whole or any part of such proceeds, or both, as the case may be, to the extent required for the payment of any Fixed Rent, Additional Rent, or any other sums as to which Subtenant is in default, or for any sum that Sublandlord may expend or may be required to expend by reason of any such default (including any damages or deficiency accrued before or after summary proceedings or other re-entry by Sublandlord). In the event that Sublandlord applies or retains any portion or all of such Letter of Credit, the amount not so used, applied or retained shall continue to be treated as Subtenant's Security Deposit, and Subtenant shall restore the amount so applied or retained by delivering a substitute Letter of Credit to Sublandlord within three (3) days after Sublandlord's demand therefor, so that, at all times, the amount held by Sublandlord shall be the full amount of the Security Deposit. In the event that Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Sublease, that portion, if any, of the Letter of Credit not used, applied or retained shall be returned to Subtenant no later than sixty (60) days after the later of (x) Expiration Date (or such earlier date upon which the Sublease may terminate) and (y) delivery of possession of the Sublease Premises to Sublandlord, in accordance with, and subject to, the applicable provisions of this Sublease.

(b)     The letter of credit (the “Letter of Credit”) to be delivered as the Security Deposit under this Article shall be a clean, irrevocable and unconditional letter of credit issued by and drawn upon a commercial bank (hereinafter referred to as the “Issuing Bank”) with offices for banking purposes in the City of New York having assets of not less than One Billion Dollars ($1,000,000,000.00), which Letter of Credit shall have a term of not less than one year, be automatically renewable, be in a form approved by Sublandlord, be for the account of Sublandlord and be in the amount of the Security Deposit. The Letter of Credit shall provide that:

(i)     The Issuing Bank shall pay to Sublandlord an amount up to the face amount of the Letter of Credit upon presentation of the Letter of Credit and a sight draft in the amount to be drawn;

(ii)     The Letter of Credit shall be deemed to be automatically renewed, without amendment, for consecutive periods of one (1) year each during the Term of this Sublease, unless the Issuing Bank sends written notice (hereinafter called the “Non-Renewal Notice”) to Sublandlord by certified or registered mail, return receipt requested, not less than ninety (90) days prior to the then expiration date of the Letter of Credit with an ultimate expiration no earlier than one hundred twenty (120) days after the Expiration Date of the Sublease, that it elects not to have such Letter of Credit renewed; and

(iii)    The Letter of Credit shall be transferable by the beneficiary thereof, without charge, and any failure of Subtenant, or any of its successors or assigns as permitted under this Sublease, to pay the transfer charges shall not affect the beneficiary’s ability to transfer the Letter of Credit; the Letter of Credit may be transferred as aforesaid from time to time, by the then beneficiary under the Letter of Credit; to effectuate a transfer under the Letter of Credit, the beneficiary must notify the Issuing Bank in writing signed by an authorized signatory of beneficiary, of the name and address of the transferee and of the effective date of the transfer; and upon the Issuing Bank’s receipt of such writing, the Issuing Bank will issue an amendment to the Letter of Credit that changes the name and address of the beneficiary hereof and shall deliver the original of such amendment to the new beneficiary/transferee and a copy thereof to the prior beneficiary/transferor.

In the event that the Issuing Bank sends a Non-Renewal Notice, Subtenant shall have three (3) business days from the date of issuance thereof to provide Sublandlord with a substitute Letter of Credit which meets the requirements of this Article. In the event that Subtenant fails within such period to provide Sublandlord with a substitute Letter of Credit, Sublandlord shall have the right, exercisable in accordance with this Article and without any notice to Subtenant to draw down on the Letter of Credit, which moneys shall be held by Sublandlord as a cash deposit subject to Sublandlord’s right to use such cash funds, at Sublandlord’s sole option, for purposes of having issued, on Subtenant’s behalf, a substitute Letter of Credit. In the event of a transfer of Sublandlord's interest in the Sublease, Sublandlord shall have the right, at no cost or expense to Sublandlord, to transfer or assign such Letter of Credit to the vendee, transferee or lessee, and Sublandlord shall notify Subtenant, by certified mail, return receipt requested, of such sale, transfer or lease, together with the name and address of such vendee, transferee or lessee, and Sublandlord shall thereupon be released by Subtenant from all liability for the return of such Letter of Credit. In such event, and subject to the satisfaction of the foregoing requirements, Subtenant agrees to look solely to the new landlord for the return of said Letter of Credit. In connection with the foregoing, Subtenant shall reasonably cooperate with Sublandlord and such vendee, transferee or lessee in connection with the transfer or assignment of such Security Deposit including, without limitation, executing and delivering, within five (5) days after demand therefor, any and all instruments, certificates, agreements or other documents that Sublandlord, such vendee, transferee or lessee or the Issuing Bank may reasonably require.

(c)     Subtenant covenants that it will not assign or encumber, or attempt to assign or encumber, the Security Deposit, and that neither Sublandlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment, or attempted encumbrance.

(d)     In the event that at any time during the Term of this Sublease, the Issuing Bank files for protection under any chapter of the United States Bankruptcy Code or the bankruptcy code of the state or county of its formation or is seized by the appropriate regulatory authorities of the State of New York, the United States or the state or nation of its formation and as a result thereof is incapable of or unable to, or prohibited from honoring the then existing Letter of Credit (hereinafter referred to as the “Existing L/C”) then, upon the happening of the foregoing, Sublandlord may send written notice to Subtenant (hereinafter referred to as the “Replacement Notice”) requiring Subtenant replace the Existing L/C with a new letter of credit (hereinafter referred to as the “Replacement L/C”) from an Issuing Bank meeting the qualifications described in this Article, within thirty (30) days of the date of such notice. Upon receipt of a Replacement L/C meeting the qualifications of this Article, Sublandlord shall simultaneously return the Existing L/C to Subtenant. In the event that a Replacement L/C meeting the qualifications of this Article is not received by Sublandlord within the time specified, the Existing L/C may be presented for payment by Sublandlord and the proceeds thereof shall be held by Sublandlord in accordance with this Article.

(e)     Sublandlord agrees that on the fifth (5th) anniversary of the Sublease Commencement Date (the “Burn Down Date”) the Security Deposit may be decreased to an amount equal to Three Hundred Five Thousand, Two Hundred Seventy-Five Dollars and 88/100 ($305,275.88) (the "Reduced Deposit Amount") on the following terms and conditions: (i) Subtenant is not in default hereunder on the Burn Down Date, and (ii) prior to the Burn Down Date, Subtenant has not been in monetary or material default hereunder. Subtenant shall bear any and all costs and expenses to amend the Existing L/C to reflect such burn down.

23.    No Waiver. No act or thing done by Sublandlord or Sublandlord’s agents during the Term shall be deemed an acceptance of a surrender of the Subleased Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Sublandlord. The failure of Sublandlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Sublease shall not prevent a subsequent act, which would have originally constituted a violation of the provisions of this Sublease, from having all of the force and effect of an original violation of the provisions of this Sublease. The receipt by Sublandlord of Fixed Rent or any other payment with knowledge of the breach of any covenant of this Sublease shall not be deemed a waiver of such breach. No provision of this Sublease shall be deemed to have been waived by Sublandlord, unless such waiver be in writing signed by Sublandlord. No payment by Subtenant or receipt by Sublandlord of a lesser amount than the monthly Fixed Rent or other payment herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or other payment, or as Sublandlord may elect to apply same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Fixed Rent or other payment be deemed an accord and satisfaction, and Sublandlord may accept such check or payment without prejudice to Sublandlord’s right to recover the balance of such Fixed Rent or other payment or to pursue any other remedy provided in this Sublease.

24.     Personal Property.     Subject to this Section 24, and for no separate consideration, all fixtures, equipment and other articles of personal property (the “Personal Property”) located in the Subleased Premises which are set forth on Exhibit D, attached hereto and made a part hereof, are included in this Sublease, except if Subtenant notifies Sublanldord prior to November 15, 2016, that Subtenant does not want any particular item of Personal Property listed on Exhibit D to remain in the Subleased Premises, in which event, Exhibit D shall be updated to be deemed to delete such items, without any further action of either party, and Sublandlord shall remove such items from the Subleased Premises within ten (10) days of its receipt of any such removal notice. Title to the Personal Property shall remain with Sublandlord, and Subtenant may not dispose of any item of Personal Property without the prior written consent of Sublandlord, which consent shall not be unreasonably withheld provided same is replaced with an item of comparable value. In the event that the item that Subtenant seeks to dispose of is not in good order and repair, Subtenant may offer to return same to Sublandlord, by written notice with reasonable backup, and if Sublandlord does not elect to accept the return of such item, Subtenant may dispose of same. Provided Subtenant is not in default hereunder as of the Expiration Date, Sublandlord agrees that same shall be conveyed to Subtenant pursuant to the Bill of Sale substantially in the form attached hereto and made a part hereof as Exhibit E. Subtenant agrees to pay any sales, use or other taxes that may be imposed in connection with Subtenant’s use, title or right to use the Personal Property pursuant to this Sublease. Subtenant shall accept the Personal Property in its “as-is” condition as of the Commencement Date with all faults, if any, and without warranty of any kind, express or implied. On the Expiration Date, Subtenant shall remove the Personal Property from the Subleased Premises at Subtenant’s sole cost and expense (other than fixtures that are permanently attached or affixed thereto), and shall promptly repair any damage to the Subleased Premises that may be caused by such removal.

25.    Electricity, Air Conditioning.

(a)     In consideration of the electricity furnished to the Subleased Premises, Subtenant shall pay to Sublandlord Additional Rent equal to all amounts payable by Sublandlord to Landlord pursuant to the Lease in respect of such electricity (the “Electric Payment”). The Electric Payment shall be due within ten (10) days of Sublandlord's bills therefor. If Subtenant shall so request, Sublandlord shall provide Subtenant with a copy of any electricity bill provided by the utility company or Landlord. Notwithstanding the foregoing, if the Subleased Premises are directly metered by the utility company, Sublandlord may require Subtenant to obtain service from and to make payment when due directly to the utility company if Sublandlord is so required by Landlord.

(b)     Except to the extent caused by the negligence or willful misconduct of Sublandlord, Sublandlord shall not have any liability for any defect in, or any interruption or failure of, the electricity furnished to the Subleased Premises. In no event shall Subtenant draw more electricity than that which the feeders, risers, panels and other electricity supply equipment serving the Subleased Premises are capable of safely supplying.

26.    Sublandlord Representations.

(a)     Sublandlord represents to Subtenant that (i) the Lease is in full force and effect, and (iii) Subtenant has delivered to Subtenant a true and complete copy of the Lease, subject to redactions.

(b)     Sublandlord represents and warrants to Subtenant that (i) Sublandlord has the power, right and authority to make this Sublease and to perform its obligations hereunder, (ii) no petition in bankruptcy or similar proceeding under the United States Bankruptcy Code is pending or to Sublandlord's best knowledge, threatened against, or contemplated by Sublandlord.

27.    Miscellaneous.

(a)     The provisions of this Sublease shall be governed and interpreted in accordance with the laws of the State of New York.

(b)     This Sublease may not be modified, amended, extended, renewed, terminated or otherwise modified except by a written instrument signed by both of the parties hereto.

(c)     It is acknowledged and agreed that all understandings and agreements heretofore had between the parties hereto are merged in this Sublease, which alone fully and completely expresses their agreement with respect to the subject matter hereof. This Sublease has been executed and delivered after full investigation by each of the parties hereto, and neither party hereto has relied upon any statement, representation or warranty which is not specifically set forth in this Sublease. This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease to be drafted.

(d)     TIME SHALL BE OF THE ESSENCE with respect to ALL TIME LIMITS SET FORTH HEREIN.

(e)     The terms, covenants and conditions contained in this Sublease shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(f)     Each of Sublandlord and Subtenant represents to the other that it has full power and authority to enter into this Sublease and to perform its obligations hereunder and the persons executing this Sublease on its behalf are duly authorized to do so.

(g)    The failure of Sublandlord or Subtenant to insist in any one or more instances upon the strict performance of any of the covenants, agreements, terms, provisions or conditions of this Sublease, or to exercise any election or option contained herein, shall not be construed as a waiver or relinquishment, for the future or in any other instance, of such covenant, agreement, term, provision, condition, election or option but the same shall continue and remain in full force and effect. No waiver of any covenant, agreement, term, provision or condition of this Sublease shall be deemed to have been made, unless expressed in writing and duly executed by the waiving party.

(h)     The parties hereto waive any right to trial by jury in any summary proceeding that may be instituted hereafter by Sublandlord against Subtenant in respect of the Subleased Premises, or in any action that may be brought to recover any rent, additional rent, or any other sum due under this Sublease or damages under this Sublease.

(i)     This Sublease may be executed in two or more counterparts and by facsimile, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

(j)     This Sublease does not constitute an offer to sublease the Subleased Premises to Subtenant and Subtenant shall have no rights with respect to the subleasing of the Subleased Premises unless and until Sublandlord, in its sole and absolute discretion, elects to be bound hereby by executing and unconditionally delivering to Subtenant an original counterpart hereof.

(k)     Confidentiality: Each party agrees to treat the following information as confidential and not to divulge, use or exploit the same except as expressly permitted under this Agreement: (a) the existence and terms of this Agreement and (b) all information received from the other party under or in connection with this Agreement designated as “confidential” at the time such information was transmitted.  The foregoing restrictions shall not apply to the extent the information: (a) ceases to be confidential and enters into the public domain other than due to a breach of this Agreement by the receiving party; (b) is acquired by the receiving party from a third party free of any obligation of confidence; (c) is required by law to be disclosed; of (d) is disclosed by such party to persons who "need to know" in connection with the operation of such party’s business, such as its officers, directors, employees, attorneys, accountants, lenders, partners, investors, bankers, and potential purchasers.

IN WITNESS WHEREOF, this Sublease has been duly executed as of the day and year first above written.

SUBLANDLORD:

AMERICAN BUILDING MAINTENANCE INC., a California corporation

By:
Name:
Title:

SUBTENANT:

VALUE LINE, INC., a New York corporation

By:
Name: Howard Brecher
Title: President

SCHEDULE A

FIXED RENT SCHEDULE

Year	Annual	Monthly
1	$ 1,126,072.50	$ 93,839.38
2	$ 1,151,409.13	$ 95,950.76
3	$ 1,177,315.84	$ 98,109.65
4	$ 1,203,805.44	$ 100,317.12
5	$ 1,230,891.07	$ 102,574.26
6	$ 1,353,617.11	$ 112,801.43
7	$ 1,384,073.50	$ 115,339.46
8	$ 1,415,215.15	$ 117,934.60
9	$ 1,447,057.49	$ 120,588.12
10	$ 1,479,616.29	$ 123,301.36
11	$ 1,512,907.65	$ 126,075.64
12	$ 1,546,948.08	$ 128,912.34

CONSENT TO SUBLEASE

This Consent to Sublease made as of this _____ day of November, 2016, by and between JEFFREY MANAGEMENT CORP. AS MANAGER FOR FRENCH PARTNERS, LLC, NEW YORK FRENCH SOUNDVIEW LLC AND NEW YORK 551 FIFTH AVENUE CO-INVESTORS LLC AS TENANTS IN COMMON ("Owner"), as Owner’s successor in interest under that certain Lease dated January 27, 1998 and Amendment of Lease dated December 31, 2012 (collectively the "Lease") by and between Owner’s predecessor in interest and AMERICAN BUILDING MAINTENANCE INC. ("Tenant"), subject to and specifically conditioned upon the following terms and conditions hereby grants its consent to the Sublease dated October 3, 2016 made by and between the Tenant, as sublessor (“Sublessor”)and VALUE LINE, INC. ("Sublessee"), as sublessee, a copy of which is attached hereto as Exhibit “A” (the "Sublease"), covering a portion of the second (2nd) floor and the entire third (3rd) floor (the "Premises") as more particularly described in the Sublease, in the building known as 551 Fifth Avenue, New York, New York 10176 (“Building”).

The capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Lease. This Consent to Sublease and the acknowledgment and acceptance of the conditions hereof may be executed in counterparts, each of which shall be considered an original but constituting one and the same document.

As conditions to the consent of Owner to the Sublease, it is understood and agrees as follows:

1.	No Release. This Consent to Sublease shall in no way release the Tenant or any person or entity claiming by, through or under Tenant, including Sublessee, from any of its covenants, agreements, liabilities and duties under the Lease (including, without limitation, all duties to cause and keep Owner and others named or referred to in the Lease fully insured and indemnified with respect to any acts or omissions of Sublessee or its agents, employees or invitees or other matters arising by reason of the Sublease or Sublessee's use or occupancy of the Premises), as the same may be amended from time to time, without respect to any provisions to the contrary in the Sublease.

2.	Specific Provisions of Lease and Sublease. This Consent to Sublease consenting to a sublease to Sublessee does not constitute approval by Owner of any of the provisions of the Sublease document or agreement thereto or therewith; nor shall the same be construed to amend the Lease in any respect, any purported modifications being solely for the purpose of setting forth the rights and obligations as between Tenant and Sublessee, but not binding Owner.

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3.	Amendment of Sublease. Tenant and Sublessee shall not amend in any respect the Sublease without the prior written approval of Owner. In no event shall any such amendment affect or modify or be deemed to affect or modify the Lease in any respect.

4.	Limited Consent. This Consent to Sublease does not and shall not be construed or implied to be a consent to any other matter for which Owner's consent is required under the Lease, including, without limitation, any alterations under Articles 3 and 48 of the Lease.

5.	Tenant's Continuing Liability. Tenant shall be liable to Owner for any default under the Lease, whether such default is caused by Tenant or Sublessee or anyone claiming by or through either Tenant or Sublessee, but the foregoing shall not be deemed to restrict or diminish any right which Owner may have against Sublessee pursuant to the Lease, in law or in equity for violation of the Lease by Sublessee.

6.	Acceptance by Tenant and Sublessee. Tenant and Sublessee understand and acknowledge that Owner has agreed to execute this Consent to Sublease based upon Tenant's and Sublessee's acknowledgment and acceptance of the terms and conditions hereof.

7.	Subordination. The Sublease is, in all respects, subject and subordinate to the Lease, as the same may be amended. Furthermore, in the case of any conflict between the provisions of this Consent to Sublease or the Lease and the provisions of the Sublease, the provisions of this Consent to Sublease or the Lease, as the case may be, shall prevail unaffected by the Sublease.

8.	Additional Rent. Notwithstanding anything to the contrary herein, Tenant acknowledges and agrees that Tenant will promptly pay to Owner throughout the Term of the Lease any Additional Rent, as defined in the Lease, owed to Owner as required under the Lease. Without limiting the generality of the foregoing, Tenant specifically agrees to pay all of Owner's reasonable costs, charges and expenses, including attorneys' fees, incurred in connection with the Sublease and this Consent to sublease upon submission of bills therefor, and that the failure to pay the same upon demand shall be default under the Lease.

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9.

Termination of Lease. If at any time prior to the expiration of the term of the Sublease the Lease shall terminate or be terminated for any reason (or Tenant's right to possession shall terminate without termination of the Lease), the Sublease shall simultaneously terminate. However, Sublessee agrees, at the election and upon written demand of Owner, and not otherwise, to attorn to Owner for the remainder of the term of the Sublease, such attornment to be upon all of the terms and conditions of the Lease, except that the Base Rent set forth in the Lease shall be substituted for the Base Rent set forth in the Sublease. The foregoing provisions of this paragraph shall apply notwithstanding that, as a matter of law, the Sublease may otherwise terminate upon the termination of the Lease and shall be self-operative upon such written demand of the Owner, and no further instrument shall be required to give effect to said provisions. Upon the demand of Owner, however, Sublessee agrees to execute, from time to time, documents in confirmation of the foregoing provisions of this paragraph satisfactory to Owner in which Sublessee shall acknowledge such attornment and shall set forth the terms and conditions of its tenancy. Nothing contained in this paragraph shall be construed to impair or modify any right otherwise exercisable by the Owner, whether under the Lease, any other agreement or in law.

10.	Services. Tenant hereby agrees that Owner may furnish to the Premises services requested by Sublessee other than or in addition to those to be provided under the Lease, and bill the Sublessee directly for such services for the convenience of and without notice to Tenant. Sublessee hereby agrees to pay Owner all amounts which may become due for such services on the due dates therefor.

11.	No Waiver; No Privity. Nothing herein contained shall be deemed a waiver of any of the Owner's rights under the Lease. In no event, however, shall Owner be deemed to be in privity of contract with Sublessee or owe any obligation or duty to Sublessee under the Lease or otherwise, any duties of Owner under the Lease being in favor of, for the benefit of and enforceable solely by Tenant.

12.	Notices. Sublessee agrees to promptly deliver a copy to Owner of all notices of default and all other notices sent to Tenant under the Sublease, and Tenant agrees to promptly deliver a copy to Owner of all such notices sent to Sublessee under the Sublease. All copies of any such notices shall be delivered personally or sent by the United States registered or certified mail, postage prepaid, return receipt requested to Owner or its agent.

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13.	Reservation of Rights.This Consent to Sublease shall be deemed limited solely to the Sublease, and Owner reserves the right to consent or to withhold consent and all other rights under the Lease with respect to any other matters including, without limitation, any proposed alterations and with respect to any further or additional subleases, assignments or transfers of the Lease or any interest therein or thereto including, without limitation, a sublease or any assignment of this Sublease.

14.	Tenant and Subtenant Bound. By executing this Consent to Sublease, Tenant and Sublessee acknowledge and agree to be bound by all of the terms and conditions of Owner's consent to the Sublease as set forth herein.

15.

Real Estate Broker. Tenant and Sublessee acknowledge and agree that Owner shall have no obligation whatsoever to pay any brokerage commissions or brokerage fees in connection with this transaction. Tenant and Sublessee agree to indemnify, defend and hold Owner harmless (including attorneys' fees) from and against any and all claims for brokerage commissions made by any party claiming to act for or on behalf of Owner, Tenant or Sublessee concerning this transaction.

IN WITNESS WHEREOF the parties hereto have executed this instrument as of the day first above written.

JEFFREY MANAGEMENT CORP. AS MANAGER FOR FRENCH PARTNERS, LLC, NEW YORK FRENCH SOUNDVIEW LLC AND NEW YORK 551 FIFTH AVENUE CO-INVESTORS LLC AS TENANTS IN COMMON

By:

AMERICAN BUILDING MAINTENANCE INC.

By:

VALUE LINE, INC.

By:

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